CITIZENS FINANCIAL GROUP, INC.
2014 OMNIBUS INCENTIVE PLAN
Role-Based Allowance - Share Award Agreement
Terms and Conditions
Unless defined in this award agreement (this “Award Agreement”), capitalized terms will have the meanings assigned to them in the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan (the “Plan”).
Section 1. Grant of Shares. Citizens Financial Group, Inc. (the “Company”) hereby grants to the Participant an award (this “Award”) of Shares, effective on [_______] (the “Grant Date”), and subject to the terms and conditions of the Plan, this Award Agreement and the terms and conditions of the Role-Based Allowance letter (the “RBA Letter”) previously received by the Participant. The provisions of the Plan and the RBA Letter are incorporated herein by reference and made a part of this Award Agreement.
Section 2. Share Portion of the Role-Based Allowance. The Shares are an element of fixed compensation being granted to the Participant for service in a "Material Risk Taker" (referred to as "MRT") role (as defined by the European Banking Authority) during the [____] calendar year. The amount of this Award has been determined based on the Participant's service with the Company in such role during the period of [_____] through [_____]. The number of Shares awarded has been determined by taking the aggregate value of the Share portion of the Participant's Role-Based Allowance (as provided for in the Participant’s RBA Letter) and dividing it by the average closing price of a Share from [_____] through (and including) [_____].
Section 3. Separation from Service or Cessation of Service in an MRT Role.
(a)Separation from Service or Cessation of Service in an MRT Role. As indicated in Section 2, the amount of this Award assumes that the Participant remains in the relevant MRT role with the Company from [_____] through [_____]. In the event the Participant experiences a separation of service from the Company or ceases to serve in the relevant MRT role with the Company, in each case prior to [_____], the Participant shall not be entitled to receive any Shares intended to be paid in satisfaction for performance of such role for the period following separation or cessation.
(b)Remaining Shares and Retention Period. For the avoidance of doubt, any Shares that are delivered to the Participant in respect of service in the relevant MRT role prior to separation of service from the Company or cessation of service in such role shall remain subject to Section 4 of this Award Agreement.
Section 4. Retention Period. The Shares are fully vested as of the Grant Date, subject to the terms of Section 3. The Shares delivered to the Participant, except for Shares withheld to satisfy taxes, are subject to a retention period. The retention period applicable to the Shares shall cease on the dates identified as "Distribution Schedule" in the Participant's electronic account. During this retention period, the Participant shall not sell, or arrange for the future sale of, the Shares; provided, however, that in the event of the Participant's death, the retention period below shall not apply.
Any transfer or other similar action in violation of the provisions of this Section 4 shall be null and void and any Shares subject to such transfer or similar action shall be immediately forfeited without any payment or consideration due to the Participant.
Section 5. Rights as a Shareholder. As of the Grant Date, the Participant is the record owner of the Shares and shall have all rights of a shareholder with respect to such Shares, including dividend and voting rights, including during the applicable retention periods described in Section 4.
Section 6. Tax Liability; Withholding Requirements. The Participant shall satisfy any tax withholding requirement relating to the Award by transferring to the Company a number of Shares subject to the Award having an aggregate Fair Market Value that is equal to the minimum tax required to be withheld.  The Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the Fair Market Value of the Shares transferred to the Company.
Section 7. No Right to Continued Employment. Neither the Plan nor this Award Agreement shall confer upon the Participant any right to continue to be employed by the Company and the receipt of this Award does not confer any rights on the Participant other than those expressly set forth in this Award Agreement or the Plan.
Section 8. Miscellaneous.
(a)Notices. All notices, requests and other communications under this Award Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:
Citizens Financial Group, Inc.
600 Washington Blvd.
Stamford, CT 06901
Attention: Corporate Secretary
if to the Participant, to the address that the Participant most recently provided to the Company, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.
(b)Entire Agreement. This Award Agreement, the Plan and the RBA Letter constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof. In the event of any conflict between the terms of the Award Agreement or the Plan and the RBA Letter, the terms of the RBA Letter shall govern.
(c)Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Award Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Award Agreement shall remain in full force and effect.
(d)Amendment; Waiver. No amendment or modification of any provision of this Award Agreement that has a material adverse effect on the Participant shall be effective unless signed in writing by or on behalf of the Company and the Participant, provided that the Company may amend or modify this Award Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Award Agreement. No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Award Agreement, or any waiver of any provision of this Award Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.
(e)Assignment. Neither this Award Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.
(f)Successors and Assigns; No Third-Party Beneficiaries. This Award Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Award Agreement, express or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Award Agreement.
(g)Governing Law; Waiver of Jury Trial. This Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof. By acknowledging this Award Agreement electronically or signing it manually, as applicable, the Participant waives any right that the Participant may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Award Agreement or the Plan.
(h)Discretionary Nature. The grant of the Shares does not create any contractual right or other right in the Participant to receive any Share or other Awards in the future. Future grants of Awards, if any, will be at the sole discretion of the Company.
(i)Participant Undertaking; Acceptance. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the Shares pursuant to this Award Agreement. The Participant acknowledges receipt of a copy of the Plan and this Award Agreement and understands that material definitions and provisions concerning the Shares and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of this Award Agreement and the Plan.
(j)Dispute Resolution. Except as provided in the last sentence of this paragraph to the fullest extent permitted by law, the Company and the Participant agree to waive their rights to seek remedies in court, including but not limited to rights to a trial by jury. The Company and each Participant agree that any dispute between or among them and/or their affiliates arising out of, relating to or in connection with this Plan will be resolved in accordance with a confidential two-step dispute resolution procedure involving: (a) Step One: non-binding mediation, and (b) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1, et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be under the auspices of the American Arbitration Association (“AAA”) pursuant to its then current AAA Commercial Arbitration Rules. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in the city/location selected by the Company in its sole discretion. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, selected by the Company in its sole discretion. Any award rendered by the arbitrator, including with respect to responsibility for AAA charges (including the costs of the mediator and arbitrator), will be final and binding, and judgment may be entered on it in any court of competent jurisdiction. In the unlikely event the AAA refuses to accept jurisdiction over a dispute, the Company and each Grantee agree to submit to JAMS mediation and arbitration applying the JAMS equivalent of the AAA Commercial Arbitration Rules. If AAA and JAMS refuse to accept jurisdiction, the parties may litigate in a court of competent jurisdiction.
(k)Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Award Agreement.